Exhibit 10.8

FIRST AMENDMENT TO THE

SEABOARD CORPORATION

409A EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2013

   Seaboard Corporation (the “Company”) adopted the Seaboard Corporation 409A Executive Retirement Plan, amended and restated and effective January 1, 2013 (the “Plan”), and desires to adopt this First Amendment (the “Amendment”) to amend the Plan effective January 1, 2015 to allow other Participants to enter the Plan, and to make certain other changes to the Plan with respect to said Participants.

   NOW, THEREFORE, the Plan is amended as follows:

   1.  Amendment to Section 3.1.  Section 3.1 of the Plan is amended to delete at the end of said Section the following sentence:  “There will be no other Participants in the Plan.”, and to add the following sentence in place thereof:

The President of the Company may designate additional employees of the Company to become a Participant in the Plan.  If an additional employee is so designated, a new Addendum B, including the added Participant, shall be prepared and attached to the Plan.  Such employee’s Participation Date will be the date specified by the President of the Company.

   2.  Amendment to Section 2.4 – Definition of Actuarial Value.  Section 2.4 of the Plan setting forth the definition of Actuarial Value is deleted and replaced with the following definition:

Section 2.4  Actuarial Value means the lump sum equivalent value as of the payment date of a Participant’s Post 2012 Accrued Benefit or Pre 2013 Accrued Benefit payable at his Normal Retirement Date and determined by using (i) the average annual interest rate on 30 year Treasury securities as specified by the Commissioner of the Internal Revenue Service (the “Commissioner”) for the 36 month period ending on November immediately preceding the Plan Year in which the earlier of such lump sum is (a) paid to the Participant or (b) calculated and credited to the Participant’s 162(m) Account, which interest rate shall not be less than 5 percent to determine the Actuarial Value for any employee becoming a Participant in the Plan on or after January 1, 2015, and (ii) the applicable mortality table used for purposes of satisfying the requirements of Code Section 417(e) as of the applicable benefit commencement date set forth in Section 6.3.

   3.  Amendment to Section 2.12 – Definition of Disability.  Section 2.12 of the Plan is amended to change the two references in Section 2.12 from “six months” to “twelve months” in the fourth and sixth lines of said Section 2.12.

   4.  Amendment to Section 2.19 – Definition of Final Average Earnings Limit.  Section 2.19 of the Plan setting forth the definition for Final Average Earnings Limit is deleted and replaced with the following definition:

Section 2.19.  Final Average Earnings Limit means:

(A)  with respect to Participants in the Plan prior to the Effective Date, a limitation generally based upon a Participant’s Earnings for the 2011 Plan Year, as provided in this Section 2.19.  Unless otherwise provided in an agreement between a Participant and the Company, for each of Steven Bresky, Robert Steer, David Dannov and Terry Holton, Final Average Earnings cannot exceed one hundred percent (100%) of such Participant’s 2011 Earnings.  Unless otherwise provided in an agreement between a Participant and the Company, for any other Participant,

Final Average Earnings cannot exceed one hundred fifty percent (150%) of such Participant’s 2011 Earnings; and

(B)  with respect to employees becoming Participants in the Plan on or after January 1, 2015, the Final Average Earnings for purposes of the Plan cannot exceed the amount specified in the designation of the President pursuant to Section 3.1 pursuant to which the employee  became a Participate in the Plan.

   5.  Amendment to Section 2.45 – Years of Post Participation Accrual Service Limit.

Section 2.45.  Years of Post Participation Accrual Service Limit means:

(A)  (a) with respect to Participants in the Plan prior to the Effective Date, unless otherwise provided in an agreement between a Participant and the Company, for each Participant who is as of the Effective Date a Named Executive Officer or an Officer of Seaboard Corporation, 20 Years of Post Participation Accrual Service, (b) for each Participant who is as of the Effective Date an Officer of a Related Company, 15 Years of Post Participation Accrual Service, and (c) for each Participant who is as of the Effective Date neither a Named Executive Officer nor an Officer of the Company or any Related Company, 10 Years of Post Participation Accrual Service.  For these purposes, the General Counsel of SOTG (Zach Holden) is an Officer of a Related Company and not the Company; and

(B)  with respect to employees becoming Participants in the Plan on or after January 1, 2015, the Years of Post Participation Accrual Service Limit for purposes of the Plan cannot exceed the amount specified in the designation of the President pursuant to Section 3.1 pursuant to which the employee  became a Participate in the Plan.

   6.  Amendment to Section 4.1(b)(ii) – Post Participation Service Benefit.  Section 4.1(b)(ii) is deleted from the Plan and replaced with the following:

(ii)  Post Participation Service Benefit.  A Participant’s Post Participation Service Benefit will be determined taking into account the Participant’s Years of Post Participation Accrual Service and will be an amount equal to:  (A) with respect to Participants in the Plan prior to January 1, 2015, two and one half percent (2.5%) of Final Average Earnings, multiplied by his Years of Post Participation Accrual Service; and (B) with respect to employees who become Participants in the Plan on or after January 1, 2015, two percent (2%) of his Final Average Earnings, multiplied by his Years of Post Participation Accrual Service.  The relevant Post Participation Service Benefit percentage for each Participant shall be listed on Addendum B.

   7.  Plan Continues in Effect.  The Plan, as amended by this First Amendment, shall continue in full force and effect, pursuant to the terms of the Plan, as amended by this First Amendment.

   IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 14th day of January, 2016.

SEABOARD CORPORATION

By:	/s/ Steven J. Bresky
Steven J. Bresky
President